EXHIBIT 10.1
CONFIDENTIAL
July 15, 2008
Mr. Brent L. Korb
6110 South Royal Point Drive
Kingwood, Texas 77345
Dear Brent:
I am pleased to offer you the position of Senior Vice President — Finance & Chief Financial Officer with Quanex Building Products Corporation (the “Company” or “QBP”), effective August 1, 2008 (the “Effective Date”), after approval of the Company’s Board of Directors. You will report directly to me.
Your total compensation will include the following:
1.	Base Salary. Your base salary will be $13,541.66 paid semi-monthly (annualized at $325,000). Your base salary will be reviewed again in December 2008.

2.	Annual Incentive Award (AIA). The AIA target for your position is 75% of your base salary with a maximum not to exceed 150% of your base salary. Your fiscal year 2008 AIA will be based on the average RONA of QBP divisions and paid on your eligible wages earned during the QBP stub period fiscal year from April 24, 2008 to October 31, 2008.

3.	Initial Restricted Stock Grant. You will receive 30,000 shares of the Company’s Restricted Stock on the Effective Date of your employment. This stock will cliff vest on the third anniversary date of the Effective Date. However in the event of a change in control, as defined in the 2008 QBP Omnibus Incentive Plan, you will become fully vested in your restricted stock award of 30,000 shares.

4.	Initial Stock Option Grant. You will receive a Non-Incentive Stock Option to purchase 100,000 shares of Quanex Building Products Corporation common stock for a per-share exercise price equal to the closing price on the Effective Date. The option grant will vest in thirds on your first, second and third employment anniversary dates. However, the option will become fully vested and exercisable in the event of a change in control, as defined in the QBP 2008 Omnibus Incentive Plan.

5.	Long Term Incentive Awards. You will also be eligible to receive a Long Term Incentive Award in December 2008 based upon approval of the Compensation and Management Development Committee. Currently, the Long Term Incentive Award is comprised of grants from the QBP 2008 Omnibus Incentive Plan that include a mix of options, restricted stock and Performance Units. The Performance Units have historically been based on the Company achieving a certain level of Earnings per Share growth and Relative Total Shareholder Return results against our peer group over a three year period.

6.	Company Furnished Automobile. The Company will assume the lease payment on your recently leased vehicle and the insurance will be paid by the Company. You will be reimbursed for gasoline and maintenance costs. After your lease expires, you will participate in the Company’s program for automobiles in existence at the time your lease expires.

7.	Vacation. You will be entitled to four weeks of paid vacation each calendar year.

8.	Benefits. You will be eligible to participate in the Quanex Building Products Group Benefits Plan beginning on the Effective Date. It is a flexible cafeteria plan that offers a variety of benefit choices from which you can select that will best meet the needs of you and your family. Additionally, the Company provides certain benefits that are employer-paid (i.e., short-term disability, long-term disability, basic life insurance, and AD&D benefits).

9.	Officer Life Insurance. You will participate in the Quanex Building Products Corporation Officer Life Insurance Plan.

10.	Financial and Tax Counsel. You will be eligible to receive financial, tax and legal consulting services at Company expense up to a maximum of $7,500 per year.

11.	401(k) Plan. You will be eligible to participate in the Quanex Building Products Salaried and Nonunion Employee 401(k) Plan beginning the first day of employment. You may contribute up to a maximum of 50% of your eligible compensation up to the government mandated maximum. Under the terms of the 401(k) Savings Plan, Quanex will match $0.50 for each dollar you contribute up to a maximum of 5% of your eligible compensation. There is a five year vesting schedule on the Company match. In addition, you may elect to save on a before-tax or after-tax basis, or a combination of the two.

12.	Pension. You will be eligible for pension benefits from two programs, Quanex Building Products Salaried and Nonunion Employee Pension Plan (the qualified plan), and the Quanex Building Products Supplemental Employee Retirement Plan (SERP).
a.	Qualified Plan. You are eligible for the qualified plan as of the Effective Date. The qualified plan consists of a notional account balance in your name. The account will receive an annual benefit credit of 4% based on your base pay plus bonus paid during the year. In addition to annual interest credits based on the 30 year Treasury rate (which is established each August for the next year).

b.	SERP. The SERP is a nonqualified plan designed to provide substantial additional pension benefits to Corporate Officers. In addition, it implicitly restores benefits on pay in excess of the qualified plan limit (currently $185,000). Under the SERP, an eligible participant receives a monthly single life annuity payable at age 65 equal to:
•	2.75% of the average of the highest 36-months of salary and bonus compensation from the last 60 months of employment,

•	multiplied by the named executive officer’s years of service (but not in excess of 20 years), and

•	reduced by (i) any benefits payable under the qualified plan and (ii) 50% of the named executive officer’s Social Security benefits adjusted pro rata for years of service not in excess of 20 years.
To be eligible to receive a benefit you must remain employed until you have accumulated five years of service. You are eligible for early retirement benefits when you attain age 55 with five years of service. The early retirement benefit is calculated based on average compensation and service at early retirement, and reduced by 5% for each year benefit commencement precedes age 65.
In the event of a change in control, you will be eligible to receive a lump sum payment in lieu of any other benefit payable from the SERP. The lump sum is equal to the present value of the SERP life annuity, which is payable immediately without reduction for early payment, based on your years of service and compensation at date of termination. The SERP will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.
13.	Change in Control. As an Officer of the Company you will be eligible for protection under the provisions of the QBP Change in Control Agreement. A blank copy of the agreement is attached.
a.	The Change in Control Agreement provides for a “double trigger.” First a change in control of the Company must occur. Generally a change in control would occur if an unrelated person purchased 20 percent or more of the Company’s outstanding stock. Second, your employment must be terminated by the acquiring organization for other than cause, or you must resign for “good reason” as defined in the Change in Control Agreement.

b.	Examples of “good reason” defined in the Change in Control Agreement include: (1) when the common stock of QBP or the entity into which QBP is merged is no longer being actively traded on the New York Stock Exchange; and (2) the “relocation of the executive’s principal office outside the portion of the metropolitan area of the City of Houston, Texas that is located within the Highway known as ‘Beltway 8.’”
14.	Severance Agreement. The Severance Agreement you originally executed as an officer of the Company will be reinstituted and you will have an 18 month severance protection term in place of the 12 month term originally noted in your original severance agreement.

15.	Principal Office. The QBP offices at 1900 West Loop South, Suite 1500, Houston, Texas will be your principal office.

16.	Deferred Compensation Plan. You will be eligible to participate in the Company’s Deferred Compensation Plan.

17.	Houstonian Club Membership — the Company will pay for the transfer of a Houstonian Club membership to you and reimburse you for the monthly dues for a single membership.

Your employment may be terminated by either you or Quanex Building Products Corporation at any time upon thirty days advance written notice. This agreement is governed by the laws of the State of Texas.
We believe that you will help provide the leadership we need to meet the Company’s long-term goals. The members of the Board of Directors and the executive management team look forward to welcoming you back to the team.
I look forward to your positive response on or before July 16th.
Sincerely,
David D. Petratis
Chief Executive Officer and President
Enclosures
ACCEPTANCE OF OFFER

Brent L. Korb	Date